As filed with the Securities and Exchange Commission on June 21, 2019

Registration No. 333-[     ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELLDEX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3191702
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)

Perryville III Building

53 Frontage Road, Suite 220

Hampton, New Jersey 08827

(908) 200-7500

(Address of principal executive offices; zip code)

Celldex Therapeutics, Inc. Amended and Restated 2008 Stock Option and Incentive Plan

(Full title of the plan)

Sam Martin

Chief Financial Officer

CELLDEX THERAPEUTICS, INC.

Perryville III Building

53 Frontage Road, Suite 220

Hampton, New Jersey 08827

(908) 200-7500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Anthony O. Pergola, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	900,000	$2.50	$2,250,000	$273.00

(1)  This represents shares of common stock, par value $0.001 per share (“Common Stock”) which may be issued with respect to awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, performance units, deferred stock awards, other stock-based award or deferred compensation award, which may be granted under the Celldex Therapeutics, Inc. Amended and Restated 2008 Stock Option and Incentive Plan (as amended, effective as of June 19, 2019) (the “2008 Plan”).

(2)  In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be required pursuant to the 2008 Plan in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the plan or other similar event.

(3)  Estimated, in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act, solely for the purpose of calculating the registration fee.  The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices for a share of Common Stock on the NASDAQ Capital Market on June 14, 2019, which is within five business days prior to the date of this registration statement.  Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the 2008 Plan.

EXPLANATORY NOTE

This Registration Statement is being filed by the registrant, Celldex Therapeutics, Inc. (the “Company”), for the purpose of registering an additional 900,000 shares of common stock, par value $0.001 per share (“Common Stock”), to be issued under the Celldex Therapeutics, Inc. Amended and Restated 2008 Stock Option and Incentive Plan (as amended, effective as of June 19, 2019) (the “2008 Plan”), pursuant to General Instruction E on Form S-8 (Registration of Additional Securities).

The contents of the original registration on Form S-8 for the 2008 Plan filed on June 18, 2008 (File No. 333-151728) are hereby incorporated by reference and made a part hereof. Any items in the Company’s Registration Statement on Form S-8 (Registration No. 333-151728) not expressly changed hereby shall be as set forth in the Company’s Registration Statement on Form S-8 (Registration No. 333-151728). The stockholders of the registrant approved amending the 2008 Plan for this purpose at the annual meeting of stockholders held on June 19, 2019.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The Securities and Exchange Commission allows us to “incorporate” into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 7, 2019.

•                  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 7, 2019.

•                  Our Current Reports on Form 8-K filed with the Commission on February 8, 2019, March 7, 2019, May 7, 2019 and June 20, 2019 (in each case except to the extent furnished but not filed).

•                  The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on September 22, 1986 under Section 12 of the Securities Exchange Act of 1934, as amended, and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 8. Exhibits

The exhibits accompanying this registration statement are listed on the accompanying exhibit index.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Lowenstein Sandler LLP*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Celldex Therapeutics, Inc.*
23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).
24.1	Power of Attorney (contained on signature page to this registration statement on Form S-8)
99.1	Celldex Therapeutics, Inc. Amended and Restated 2008 Stock Option and Incentive Plan (as amended, effective as of June 19, 2019).**

* Filed herewith.

** Filed on Form 8-K on June 20, 2019 with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Jersey, on June 21, 2019.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony S. Marucci
Anthony S. Marucci
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Sam Martin
Sam Martin
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Anthony S. Marucci and Sam Martin, and each of them singly, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Anthony S. Marucci		June 21, 2019
Anthony S. Marucci	President, Chief Executive Officer and Director

/s/ Karen L. Shoos		June 21, 2019
Karen L. Shoos	Director, Chair of the Board of Directors

/s/ Keith L. Brownlie		June 21, 2019
Keith L. Brownlie	Director

/s/ Herbert J. Conrad		June 21, 2019
Herbert J. Conrad	Director

/s/ James J. Marino		June 21, 2019
James J. Marino	Director

/s/ Harry H. Penner, Jr.		June 21, 2019
Harry H. Penner, Jr.	Director